ALMADEN MINERALS LTD

NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

Responsibilities and Duties

Each member of the Nomination and Corporate Governance Committee shall be “independent” of the Company within the meaning of all applicable legal and regulatory requirements (except in the circumstances, and only to the extent, permitted by all applicable legal and regulatory requirements).

The Nomination and Corporate Governance Committee shall have the following duties and responsibilities:

1.

Recommend to the Board written mandates or terms of reference for the Board and for each of the Committees of the Board, and a Code of Ethics for all directors, officers and employees of the Company;

2.

Review the composition and size of the Board and its Committee structure and make recommendations to the Board for changes;

3.

Recruit new directors, develop lists of candidates, interview, and recommend new directors to the Board;

4.

Recommend to the Board an orientation and education program for new directors;

5.

Report to the Board, in the manner and to the extent the Committee deems appropriate, on the effectiveness of the performance of the Board as a whole, the Committees of the Board and the contribution of individual directors, including specifically reviewing areas in which the Board's effectiveness may be enhanced taking into account the suggestions of all directors Corporate Governance guidelines and rules which are in effect by regulatory bodies or other sources which the Committee deems appropriate;

6.

Recommend to the Board the approval of the engagement of any outside expert by a director at the expense of the Company when that is appropriate and necessary for the purpose of allowing that director to discharge his duties and responsibilities;

7.

Review related-party transactions to ensure that the Company’s interests are protected and that they are appropriately disclosed, where required, in external documents;

8.

Review and recommend disclosure describing the governance of the Company included in the Annual Information Circular and in the Annual Report;

9.

Establish guidelines for corporate disclosures in news releases that enhance their credibility and impact and monitor adherence thereto, other than those disclosures reviewed by the Audit Committee; and

10.

Undertake other assignments related to corporate governance that may be requested by the Board.